Exhibit 12(d)2

GULF POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred and preference dividend requirements for the five years ended December 31, 2010 and the year to date September 30, 2011

												Nine
												Months
												Ended
	Year ended December 31,											September 30,
		2006		2007		2008		2009		2010		2011
	----------------------------------------------Thousands of Dollars-------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$124,582		$135,082		$158,651		$170,461		$199,228		$143,363
Interest expense, net of amounts capitalized		44,134		44,680		43,098		38,358		51,897		43,208
Interest component of rental expense		1,727		1,574		1,670		6,778		15,984		12,727
AFUDC - Debt funds		160		1,048		3,973		9,489		2,875		2,826
Earnings as defined		$170,603		$182,384		$207,392		$225,086		$269,984		$202,124

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$28,863		$36,351		$41,174		$42,166		$49,298		$41,930
Interest on affiliated loans		6,887		4,510		739		80		108		102
Interest on interim obligations		3,713		169		513		701		37		162
Amort of debt disc, premium and expense, net		2,894		2,837		2,755		2,890		2,918		2,017
Other interest charges		1,937		1,861		1,890		2,010		2,411		1,823
Interest component of rental expense		1,727		1,574		1,670		6,778		15,984		12,727
Fixed charges as defined		46,021		47,302		48,741		54,625		70,756		58,761
Tax deductible preferred dividends		0		0		0		0		0		0
		46,021		47,302		48,741		54,625		70,756		58,761
Non-tax deductible preferred and preference dividends		3,300		3,881		6,203		6,203		6,203		4,652
Ratio of net income before taxes to net income	x	1.571	x	1.535	x	1.517	x	1.452	x	1.560	x	1.577
Preferred and preference dividend requirements before income taxes		5,184		5,957		9,410		9,007		9,677		7,336
Fixed charges plus preferred and preference dividend requirements		$51,205		$53,259		$58,151		$63,632		$80,433		$66,097

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
AND PREFERENCE DIVIDEND REQUIREMENTS		3.33		3.42		3.57		3.54		3.36		3.06